EXHIBIT (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

Of

SuccessFactors, Inc.

at

$40.00 Per Share

Pursuant to the Offer to Purchase

Dated December 16, 2011

by

Saturn Expansion Corporation

a wholly-owned subsidiary of

SAP America, Inc.

an indirectly wholly-owned subsidiary of

SAP AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 18, 2012, UNLESS THE OFFER IS EXTENDED.

December 16, 2011

To Our Clients:

Enclosed for your consideration is an offer to purchase dated December 16, 2011 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”), relating to an offer by Saturn Expansion Corporation, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of SAP America, Inc., a Delaware corporation (“SAP America”) and an indirectly wholly-owned subsidiary of SAP AG, a stock corporation organized under the laws of the Federal Republic of Germany (“SAP AG”), to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of SuccessFactors, Inc., a Delaware corporation (“SuccessFactors”), at a price of $40.00 per Share, net to the holder thereof in cash, without interest and less any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith. Holders of Shares whose certificates representing such Shares (“Certificates”) are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

Your attention is directed to the following:

1.	The Offer price is $40.00 per Share, net to the holder thereof in cash, without interest and less any required withholding of taxes.

2.	The Offer is made for all issued and outstanding Shares.

3.	The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 3, 2011 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among SAP America, the Purchaser and SuccessFactors. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser and further provides that, following completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware, the Purchaser will merge with and into SuccessFactors (the “Merger”), with SuccessFactors continuing as the surviving corporation and a wholly-owned subsidiary of SAP America. At the effective time of the Merger, any remaining Shares not tendered in the Offer (other than Shares owned by SuccessFactors, SAP America or the Purchaser or their respective subsidiaries or any Shares held by stockholders of SuccessFactors who properly exercise appraisal rights) will be converted into the right to receive $40.00 without interest thereon and less any applicable withholding taxes.

4.	After due consideration, the SuccessFactors board of directors has unanimously (i) determined and declared that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interests of, SuccessFactors and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (iii) recommended that SuccessFactors’ stockholders accept the Offer, tender their Shares to the Purchaser in the Offer, and, to the extent stockholder approval is required under applicable law, adopt the Merger Agreement.

5.	THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 18, 2011, UNLESS THE OFFER IS EXTENDED.

6.

The Offer is conditioned upon there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares, that, considered together with the Shares, if any, directly or indirectly owned by SAP America or the Purchaser represents (a) at least a majority of the Shares then outstanding (determined on a Fully Diluted Basis, as defined below) and (b) no less than a majority of the voting power of the shares of capital stock of SuccessFactors then outstanding (determined on a Fully Diluted Basis) and entitled to vote upon the adoption of the Merger Agreement on the date Shares are accepted for payment. The Offer is also subject to the satisfaction of additional conditions set forth in the Offer to Purchase including, but not limited to, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the receipt of any approval required by and/or the expiration of each mandatory waiting period under the antitrust, competition or similar laws of the Federal Republic of Germany, the Republic of Austria, Ireland and the Republic of Colombia, (iii) the clearance of the European Commission, if the transactions contemplated by the Merger Agreement are referred to the European Commission pursuant to Article 22 of the EC Merger Regulation, and (iv) the receipt of notice from the Committee on Foreign Investment in the United States that it has concluded its review of the transactions contemplated by the Merger Agreement and has determined not to conduct an investigation, or if an investigation is deemed to be required, notification that the U.S. government will not take action to suspend or prevent the consummation of the transactions contemplated by the Merger Agreement. There is no financing condition to the Offer. The Offer is also subject to other conditions set forth in the Offer to Purchase. See Section 14—“Conditions of the Offer” of the Offer to Purchase. “Fully Diluted Basis” means, as of any date, the number of Shares outstanding, plus the number of Shares SuccessFactors is then required or may be required to issue pursuant to options, rights or other obligations outstanding at such date under any employee stock option or other benefits plans, warrants, options or other securities convertible or exchangeable into or exercisable for Shares or otherwise, including pursuant to SuccessFactors’ stock option plans (assuming all options and other rights to acquire or obligations to issue such Shares are fully vested and exercisable and all Shares issuable at any time have been issued), but, in each case, excluding for this purpose (a) stock options to be canceled in accordance with the Merger Agreement as of the time the Purchaser accepts for payment Shares tendered pursuant to the Offer and (b) any Shares issuable pursuant to the Top-Up Option (as defined in the Offer to Purchase).

7.	In all cases, the Purchaser will pay for Shares purchased pursuant to the Offer only after timely receipt by the Depositary of: (a) Certificates or timely confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase; (b) a Letter of Transmittal (or facsimile thereof, which is permitted solely in the case of book-entry transfer), duly executed and in proper form with respect to such Certificates, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer; and (c) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders of SuccessFactors at the same time, and will depend upon when the Depositary receives Certificates or Book-Entry Confirmation that Shares have been transferred into the Depositary’s account at the DTC. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

8.	Holders of Shares whose Certificates are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary prior to the expiration of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

9.	Any transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in the Letter of Transmittal.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto. None of SAP AG, SAP America or the Purchaser is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If SAP AG, SAP America or the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, SAP AG, SAP America and the Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, SAP AG, SAP America and the Purchaser cannot comply with the state statute, the Purchaser will not make the Offer to, nor will the Purchaser accept tenders from or on behalf of, stockholders of SuccessFactors in that state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Instructions with Respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

Of

SuccessFactors, Inc.

at

$40.00 Per Share

Pursuant to the Offer to Purchase

Dated December 16, 2011

by

Saturn Expansion Corporation

a wholly-owned subsidiary of

SAP America, Inc.

an indirectly wholly-owned subsidiary of

SAP AG

The undersigned acknowledge(s) receipt of your letter enclosing the offer to purchase dated December 16, 2011 (as it may be amended or supplemented, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal”), pursuant to an offer by Saturn Expansion Corporation, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of SAP America, Inc., a Delaware corporation (“SAP America”) and an indirectly wholly-owned subsidiary of SAP AG, a stock corporation organized under the laws of the Federal Republic of Germany (“SAP AG”), to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of SuccessFactors, Inc., a Delaware corporation, at a price of $40.00 per Share, net to the holder thereof in cash, without interest and less any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal furnished to the undersigned.

Account Number:

Number of Shares to be Tendered*:

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:

SIGN HERE

Signature(s)

Print Name(s)

Address(es)

(Area Code) Telephone No.

Tax Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.